UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2008

ANDOVER MEDICAL, INC.

(Exact name of registrant as
specified in its charter)

Delaware	333-142387	51-0459931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

510 Turnpike Street, Ste. 204
N. Andover, MA		01845
(Address of principal executive		(Zip Code)
offices)

Registrant’s telephone number, including area code: (978) 557-1001

N/A

(Former name or former address, if changed
since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01.              Other Events.

On March 13, 2008, Andover Medical, Inc. (“Andover” or the “Company”) entered into a term sheet with an existing institutional investor (the “Investor”), regarding a potential private equity financing (the “Financing”). Under the terms of the Financing, Andover will issue Series D Convertible Preferred Stock (the “Preferred Stock”) and Series I Warrants (the “Securities”) for a purchase price of $2,000,000.  The Company intends to use the proceeds obtained from the Financing primarily to retire bank debt under its credit agreement with TD Banknorth, N.A, as well as for working capital.  The Financing is anticipated to close on or before March 31, 2008, after negotiation of a mutually acceptable definitive agreement.   The Preferred Stock will bear an 8% per annum dividend.  It will be redeemable by the investors in 24 months and shall be secured by a lien on all of the Company’s assets.  The Preferred Stock shall be convertible into Common Stock at $.35 per share and the Warrants also exercisable at $.35 per share for a 10 year period.  The Warrants shall be issued in an amount equal to 300% of the number of shares of Common Stock issuable upon conversion of Preferred Stock.  All of the underlying shares of Common Stock will be registered with the Securities and Exchange Commission.

On May 11, 2007, Andover and its wholly-owned subsidiaries entered into a $5.0 million credit agreement with TD Banknorth, N.A. (the “Credit Agreement”).  The borrowing capacity available to the Company under the Credit Agreement consists of notes representing a two-year $4.0 million Senior Secured Revolving Credit Facility and a two-year $1.0 million Senior Secured Convertible Revolving Acquisition Loan Facility, which converts into a three-year term loan.  Beginning September 30, 2007, the Credit Agreement subjected the Company to certain covenants including certain debt service covenants.  Andover was unable to secure a waiver and is not in compliance with its Credit Agreement, which could cause its lender to require the Company to immediately repay all amounts borrowed, totaling approximately $1.6 million principal amount as of March 10, 2008.

There can be no assurance that the Company will be successful in its efforts to negotiate a mutually acceptable definitive agreement in connection with the Financing and obtain the proceeds required to retire its bank debt.  If Andover is unable to obtain replacement financing from other sources, it may be forced to sell certain assets, merge with another entity or curtail its operations, which will adversely effect our stockholders.

This Current Report on Form 8-K is issued pursuant to Rule 135c under the Securities Act of 1933, as amended (the “Act”) and is not used for the purpose of conditioning the market in the United States for any of the securities offered.  The securities offered will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2008	ANDOVER MEDICAL, INC.

	By:	/s/ Edwin A. Reilly
	Name:	Edwin A. Reilly
	Title:	Chief Executive Officer